TRANS OCEAN CONTAINER CORPORATION




                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                     Form 15

         Certification and Notice of Termination of Registration under
         Section 12(g) of the Securities Exchange Act of 1934 or Suspen-sion of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 33-74198

                        Trans Ocean Container Corporation

              (Exact name of registrant as specified in its charter)

                             100 Manhattanville Road
                             Purchase, New York 10577
                                  (914) 682-3300

         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                    12 1/4% Senior Subordinated Notes due 2004

             (Title of each class of securities covered by this Form)



         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a) (1) (i)   [ ]   Rule 12h-3(b) (1) (i)  [X]
              Rule 12g-4(a) (1) (ii)  [ ]   Rule 12h-3(b) (1) (ii) [ ]
              Rule 12g-4(a) (2) (i)   [ ]   Rule 12h-3(b) (2) (i)  [ ]
              Rule 12g-4(a) (2) (ii)  [ ]   Rule 12h-3(b) (2) (ii) [ ]
                                            Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification
         or notice date:     1





                        TRANS OCEAN CONTAINER CORPORATION




         Pursuant to the requirements of the Securities Exchange Act of 1934 Trans Ocean Container Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


         Date:  December 10, 1996           By:  /s/ Dennis J. Kenny

                                            Title: Vice President